Farmer Mac Closes $300.1 Million Securitization of Agricultural Mortgage-Backed Securities (AMBS)

WASHINGTON, D.C., June 11, 2025 – The Federal Agricultural Mortgage Corporation (Farmer Mac; NYSE: AGM and AGM.A), the nation’s secondary market provider that increases the accessibility of financing for American agriculture and rural infrastructure, announced today that it has completed a $300.1 million securitization of agricultural mortgage loans. This is Farmer Mac’s sixth transaction in the FARM series since 2021.
“The successful completion of our latest securitization transaction underscores our commitment to being a frequent issuer and developing a vibrant and liquid AMBS market,” said President & Chief Executive Officer, Brad Nordholm. “Our FARM securitization program is central to our core mission to improve credit accessibility in rural America, and we aim to continue this momentum by identifying and delivering new opportunities for investors.”
The mortgage pool for FARM Series 2025-1 consists of 350 agricultural mortgage loans with an aggregate outstanding principal balance of approximately $300.1 million. The loans in the pool were underwritten to Farmer Mac’s industry-leading standards that focus on repayment capacity through stressed inputs. This deal included a $277.6 million senior tranche guaranteed by Farmer Mac and a $22.5 million unguaranteed subordinate tranche. The senior tranche reflects an enhanced sophistication of the securitization by offering notes in three classes, A, A1, and A2, each of which are guaranteed by Farmer Mac. These three guaranteed classes provide for differing principal repayment cashflows, which provided more investment options and drove new investor demand.
“We’re extremely pleased with the strong execution and enthusiastic market response, especially amid recent market volatility,” said Chief Financial Officer and Treasurer, Aparna Ramesh. “The continued support from our investor base and sustained demand for agricultural mortgage loans provide ample liquidity to introduce new products that align with our mission fulfillment.”

BofA Securities, Inc. and Oppenheimer & Co. Inc. acted as joint bookrunners along with CastleOak Securities, L.P. and Stifel, Nicolaus & Company, Incorporated, as selling group members. Dechert LLP served as legal advisor to Farmer Mac. Morgan, Lewis & Bockius LLP served as legal advisor to BofA Securities, Inc., Oppenheimer & Co. Inc., CastleOak Securities, L.P., and Stifel, Nicolaus & Company, Incorporated.
About Farmer Mac
Farmer Mac is driven by its mission to increase the accessibility of financing to provide vital liquidity for American agriculture and rural infrastructure. Our secondary market provides liquidity to our nation’s agricultural and infrastructure businesses, supporting a vibrant and strong rural America. We offer a wide range of solutions to help meet financial institutions’ growth, liquidity, risk management, and capital relief needs across diverse markets, including agriculture, agribusiness, broadband infrastructure, power and utilities, and renewable energy. We are uniquely positioned to facilitate competitive access to financing that fuels growth, innovation, and prosperity in America’s rural and agricultural communities. Additional information about Farmer Mac is available on our website at www.farmermac.com.

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